Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY CLOSES FOLLOW-ON OFFERING
OF 3,450,000 COMMON SHARES

ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
BETHESDA, Md. — (October 26, 2005) — First Potomac Realty Trust (NYSE:FPO) today announced the closing of a follow-on offering of 3,450,000 common shares at $24.23 per share. The closing includes the exercise by the Company’s underwriters of their option to purchase an additional 450,000 common shares from the Company to cover over-allotments. The Company raised net proceeds of approximately $79.3 million, which the Company will use to pay down the balance on its revolving line of credit.
KeyBanc Capital Markets acted as lead manager and sole book-running manager, Robert W. Baird & Co. and Wachovia Securities acted as co-lead managers and Raymond James & Associates and Legg Mason Wood Walker acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from KeyBanc Capital Markets, a division of McDonald Investments Inc., McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 107-building portfolio totaling approximately 8.0 million square feet. The Company’s largest tenant is the U.S. Government. The Company has completed $525 million in acquisitions in 22 separate transactions since it completed its initial public offering in October 2003, including $184 million in acquisitions to date in 2005.
First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
-MORE-
7200 Wisconsin Avenue, Suite 310    •    Bethesda, MD 20814   •   Phone: (301) 986-9200    •   Fax: (310) 986-5554

FPO Closes Follow-On Offering

October 26, 2005
Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include failure to satisfy customary closing conditions, changes in the capital markets or general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
-END-